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                                                                    EXHIBIT 99.2

                  PEGASUS COMMUNICATIONS CORPORATION ANNOUNCES
                   EXCHANGE OFFER FOR SERIES A PREFERRED STOCK


BALA CYNWYD, PA, November 9, 2000 - Pegasus Communications Corporation (NASDAQ:
PGTV) announced today that it will offer to issue shares of a newly issued series of preferred stock in exchange for the Series A Preferred Stock to be issued by its new holding company upon completion of its holding company reorganization.

         In the reorganization, which Pegasus announced separately today, the existing company that operates under the name Pegasus Communications Corporation will change its name to Pegasus Satellite Communications, Inc. and become a subsidiary of a new holding company (the "New Holding Company") that will assume the name Pegasus Communications Corporation. In the reorganization, the existing Series A Preferred Stock will become identical Series A Preferred Stock of the New Holding Company. In the exchange offer, Pegasus Satellite Communications, Inc. will offer to exchange a new series of its preferred stock for the New Holding Company's Series A Preferred Stock. The terms of the new series will be identical to those of the existing series. The offer will not affect the other series of preferred stock. It is intended that the exchange offer and the reorganization will be completed concurrently.

         The securities being offered in the exchange offer will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

About Pegasus

Pegasus Communications Corporation (www.pgtv.com) is one of the fastest growing media companies in the United States and serves approximately 1.3 million DBS customers in 42 states. Pegasus is the tenth largest multichannel video provider in the United States and the only publicly traded cable, satellite TV or Internet services company exclusively focused on providing service to rural and underserved areas. Through agreements with MetaTV, Liberate Technologies, ZipLink, Hughes Network Systems and other companies, Pegasus is expanding the array of advanced digital products and services it offers through the more than 3,000 independent retailers in the Pegasus Retail Network to include interactive television, narrowband TV centric Internet access and broadband Internet access to TV's, PC's and other Internet access appliances.

Safe Harbor

Certain matters contained in this news release concerning the business outlook, which are not historical facts in this press release are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, and will be considered forward looking statements. Such forward looking statements may be identified with words such as "we expect", "we predict", "we believe", "we project", "we anticipate" and similar expressions. Pegasus' actual results may differ materially from those expressed or indicated by forward-looking statements. There can be no assurance that these future events will occur as anticipated or that the Company's results will be as estimated. Factors which can affect the Company's performance are described in the Company's filings with the Securities and Exchange Commission. This press release also contains information about pending transactions and there can be no assurances that these transactions will be completed.

                                       ###

For further information, please contact:
Yolanda Robins                                 Jeff Majtyka
Pegasus Communications Corporation             Brainerd Communications, Inc.
(610) 934-7030                                 (212) 986-6667
yrobins@pgtv.com                               majtyka@braincomm.com




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